Amarantus Acquires Exclusive Option to License Intellectual Property for Use of MANF and CDNF to Treat Antibiotic-Induced Ototoxicity

SAN FRANCISCO, March 6, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today announced that it entered into an exclusive option agreement with the University of Massachusetts to license the University's method of use intellectual property surrounding the use of MANF and CDNF for the treatment of antibiotic-induced ototoxicity. The option agreement includes all intellectual property covering the use of the MANF-Family of proteins (MANF and CDNF) for antibiotic-induced ototoxicity and certain other disorders of the ear. The Company owns composition of matter patents and various composition and method of use patent applications for MANF and derivative sequences for protein therapeutic, gene therapy and certain cell therapy applications.

"Adding the orphan indication antibiotic-induced ototoxicity to our growing list of orphan applications for MANF is a tremendous step forward for the Company as we continue to build a world-class collaborative effort to exploit the full breadth of medical applications for MANF," said Gerald E. Commissiong, President & CEO of Amarantus. "The enabling data produced by the tremendous work of Dr. Lawrence M. Schwartz and his team at UMass Amherst was funded through our grant awarded by the Center of Excellence in Apoptosis Research and we intend to continue our strategy of gaining non-dilutive capital to drive our plans forward. With this agreement we are continuing to execute upon our strategy of building our intellectual property portfolio through sponsored research agreements with leading academic collaborators and expect this strategy to continue to pay dividends for the Company and our collaborators going forward. The scientific interest in MANF seems to be increasing on almost a daily basis."

Antibiotic-induced ototoxicity has been associated with at least 18 marketed drugs to date, particularly amynoglycosides. It is estimated that incidence of ototoxicity among amynoglycoside users is approximately 25%. The market opportunity for a drug that can impact ototoxicity among antibiotic users is estimated at well over $250M.

Concurrently with this announcement, the Company has identified a new independent peer-reviewed article entitled "Spatiotemporal Expression of MANF in the Developing Rat Brain" from researchers at the University of Kentucky College of Medicine School, the Institute of Nutritional Sciences in China and the University of Maryland School of Medicine. A link to the paper can be found at: http://www.plosone.org/article/info%3Adoi%2F10.1371%2Fjournal.pone.0090433.

About Amarantus

Amarantus is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. The Company has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready indication for Parkinson's Levodopa induced dyskinesia and Adult ADHD. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. Amarantus is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements." These forward-looking statements generally are identified by the words believes," project," expects," anticipates," estimates," intends," strategy," plan," may," will," would," will be," will continue," will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:

Investor/Media Contacts
Aimee Boutcher, Director of Investor Relations
Amarantus Bioscience Holdings, Inc.
408-737-2734 x 101
ir@amarantus.com